EXHIBIT 10.16

Aspen University Inc.
224 W. 30th Street, Suite 604
New York, NY 10001

March 16, 2012

VIA EMAIL[mike@aspen.edu]
Michael Mathews
224 West 30th Street, Suite 604
New York, NY 10001

Re: Pledge Agreement

Mr. Mathews:

This letter agreement (this “Agreement”) relates to that certain pledge agreement (the “Pledge Agreement”) dated March 13, 2012 by and between Aspen University Inc., a Delaware corporation (the “Company”), and Michael D. Mathews, Michael D’Anton, MD, and John Scheiblehoffer, MD (collectively, the “Pledgor”), whereby the Pledgor pledged 2,161,785 shares of common stock of the Company to the Company in order to secure repayment of those certain obligations in the aggregate amount of $2,161,785.  As a result of further investigation, it was determined that the total aggregate amount of obligations is $2,209,960, a difference of $48,175 (the “Obligations”).

Because the amount of the Obligations increased as a result of the audit, you agree to pledge 48,175 additional shares of common stock of Aspen Group, Inc. (the “Pledged Shares”) as collateral security for the repayment of the Obligations. The terms and conditions of such pledge shall be governed by the same terms and conditions provided for in the Pledge Agreement, as it may be amended from time to time.

Nothing contained in this Agreement shall be deemed to imply that you are personally guaranteeing the Obligations or are personally liable for the Obligations, except to the extent of your Pledged Shares.

If the foregoing is acceptable to you, please sign in the place indicated below and return an executed copy to us.

Sincerely,

/s/ David Garrity
David Garrity
Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Michael Mathews
Michael Mathews